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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

                     Vivendi North America Company ("VNAC")
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

                         60 East 42nd Street, 36th Floor
--------------------------------------------------------------------------------
                                    (Street)

                               New York, NY 10165
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

        Philidelphia Suburban Corp. (PSC)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Year

        May 2002
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


================================================================================
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [_]  Form filed by one Reporting Person
     [X]  Form filed by more than one Reporting Person
________________________________________________________________________________

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                    2.              Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                  Transaction     (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                   Date           ------------       Amount      or     Price   (Instr. 3      (I)       Ownership
(Instr. 3)                          (Month/Day/Year) Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
$0.50 per share("PSC Shares")         5/10/02         S                73,300      D     $24.0554                D
                                      5/13/02         S               100,000      D     $22.6007                D
                                      5/14/02         S                50,000      D     $22.0322                D
                                      5/15/02         S                72,900      D     $22.0003                D
                                      5/17/02         S                 2,360      D     $22.0000                D
                                      5/20/02         S                50,000      D     $22.2516                D
                                      5/21/02         S                 4,100      D     $22.1156                D
                                      5/23/02         S                50,000      D     $22.0000                D
                                      5/24/02         S                11,600      D     $22.0000     761,655    D
------------------------------------------------------------------------------------------------------------------------------------

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

Explanation of Responses: See attached Exhibit to Form 4, which is hereby incorporated herein by reference.

                                                         Exhibit to Form 4

Name and Address of Additional Reporting Persons:
------------------------------------------------

Vivendi Universal, S.A. ("Vivendi Universal") with the following address:

42, avenue de Friedland
75380 Paris, Cedex 08
France

Vivendi Environnement ("Environnement") with the following address:

36-38 avenue Kleber
75116 Paris
France


Explanation of Responses:
------------------------

During the month of May 2002, Vivendi Universal did not effect any transactions subject to Section 16 of the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act"). As of May 31, 2002, Vivendi Universal had indirect beneficial ownership of the 11,095,876 PSC Shares then directly owned by its indirect subsidiaries VNAC and Vivendi Water S.A.

During the month of May 2002, Environnement did not effect any transactions subject to Section 16 of the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act"). As of May 31, 2002, Environnement had indirect beneficial ownership of the 11,095,876 PSC Shares then directly owned by its wholly owned subsidiaries VNAC and Vivendi Water S.A.

                                 Signature Page
                                 --------------

                                      VIVENDI UNIVERSAL S.A.


                                      By:  /s/ Stephen P. Stanczak
                                           -----------------------------------
                                           Name: Stephen P. Stanczak
                                                 Attorney-in-Fact*


                                      VIVENDI NORTH AMERICA COMPANY


                                      By:  /s/ Stephen P. Stanczak
                                           -----------------------------------
                                           Name: Stephen P. Stanczak
                                                 Attorney-in-Fact*



                                      VIVENDI ENVIRONNEMENT


                                      By:  /s/ Jerome Contamine
                                           -----------------------------------
                                           Name: Jerome Contamine
                                                 Chief Financial Officer



* See the Special Powers of Attorney filed as exhibits to Amendment No. 20 to Schedule 13D filed by Vivendi Universal, VNAC, Vivendi Water S.A. and Compagnie Generale des Eaux with the U.S. Securities and Exchange Commission on August 1, 2000, which are incorporated herein by reference.